UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 19, 2007

Imperiali, Inc.
(Exact name of registrant as specified in this charter)

Florida		65-0574887
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 S. Flagler Dr., Suite 800W, West Palm Beach, FL		33139
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, including area code: (561) 805-9494

(Former Name or Former Address, if Changes Since Last Report)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 19, 2007, Imperiali, Inc. (the “Company”) entered into a subscription agreement between the Company and Kaiser Himmel Corp. (“KHC”) .

Pursuant to the agreement, the parties are to provide for, among other things, the following:

Consideration thereof for the agreement 10,000,000 shares of Imperiali Inc. common stock shall be issue to KHC in exchange the Company receipt shall consist of: 1.6 million (one million six hundred thousand) shares of Sprint Nextel Corp. Common Stock (NYSE:S) which is held in the name of KHC at Bank of America of which has a restriction until October 2008.

Based upon the purchase of these shares of the Company, KHC et al. will advise Bank of America that upon the expiration of the Restriction Legend on the securities, these 1.6 million shares will be directly transferred to Imperiali Inc.’s Stock Brokerage Account. Furthermore, KHC agrees to notify Bank of America to incorporate this subscription agreement within its custodial agreement w2ith Bank of America for its equity holdings in Sprint Nextel Corp (NYSE:S). This payment is non-cancelable, and Bank of America will be noticed that said transfer is to occur on October 2008. Account numbers and legal documents will be completed pertaining to proof of funds.

Upon signing this subscription agreement, the Company will loan a total of $380,000.00 (three hundred and eighty thousand dollars) to KHC at the current prime interest rate plus 1% (one percent) due and payable October 2008. $250,000 (two hundred fifty thousand dollars) will be transferred upon both parties signing this agreement and the balance within 30 days.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMPERIALI, INC

By	/s/ Daniel Imperato
Interim Chief Executive Officer

Date: November 16, 2007